UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 25, 2010

Associated Estates Realty Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-12486	34-1747603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 AEC Parkway

Richmond Heights, Ohio 44143-1467

(Address of principal executive offices, including zip code)

(216) 261-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2010, Associated Estates Realty Corporation (the “Company”) entered into an employment agreement with Martin A. Fishman (the “Agreement”). The Agreement shall become effective on January 1, 2011 in connection with Mr. Fishman’s anticipated transition from Vice President, General Counsel and Secretary of the Company to a senior advisory role.  Pursuant to the Agreement, on December 31, 2010, Mr. Fishman will resign as Vice President, General Counsel and Secretary of the Company.  It is anticipated that Bradley Van Auken, who will join the Company as a Vice President on November 1, 2010, will assume responsibility for the role of Vice President, General Counsel and Secretary as of January 1, 2011.

The Agreement provides Mr. Fishman with a base salary of $200,000. Mr. Fishman will also be permitted to participate in the Company’s health, disability and other insurance plans in which he currently participates on terms consistent with those available to eligible employees of the Company. In addition, Mr. Fishman will remain eligible to receive any restricted stock or equity awards and exercise any options that were granted to him prior to January 1, 2011, but which vest after January 1, 2011 (“Other Benefits”).  Mr. Fishman will no longer be eligible to receive contributions to his account under the Company’s Supplemental Executive Retirement Plan (the “SERP”).  Funds currently held in the SERP account will be distributed pursuant to the terms of the Agreement and the SERP.  In consideration of his resignation, the Company will pay Mr. Fishman a one-time payment of $401,250 plus a 2010 performance based cash incentive bonus and restricted share grant on the same date and in the same amount that such cash bonus or restricted share grant for 2010 would have been paid and awarded and vested, as the case may be, if Mr. Fishman had not resigned. The Agreement also contains a release of claims.

The Agreement has a four year term subject to the following early termination provisions.  The Company may terminate the Agreement at any time, without cause, upon 90 days written notice to Mr. Fishman or, for cause, upon 30 days written notice to Mr. Fishman. Mr. Fishman may terminate the Agreement at any time, without good reason, upon 90 days written notice to the Company, or, for good reason, upon 30 days written notice to the Company. The Agreement will automatically terminate upon Mr. Fishman’s death and the Company may terminate the Agreement if Mr. Fishman is totally disabled for an aggregate period of 120 days in any consecutive 12 months or for 90 consecutive days. If Mr. Fishman’s employment is terminated:

•	by the Company for cause or by the resignation of Mr. Fishman, other than for good reason, Mr. Fishman is entitled to receive any earned but unpaid salary through the effective date of termination;

•

by the Company other than for cause or if Mr. Fishman resigns for good reason, he will be entitled to receive an amount equal to his salary for the entire term of the Agreement payable in one lump sum 30 days after the effective date of termination, continued health, disability and other insurance benefits for the entire term of the Agreement and all Other Benefits in accordance with the terms of the Other Benefit programs;

•

by death, his personal representative and family, as appropriate, will be entitled to receive any earned but unpaid salary through the effective date of termination, continued health, disability and other insurance benefits through the first anniversary of the effective date of termination and all Other Benefits in accordance with the terms of the Other Benefit programs; or

•

by disability, Mr. Fishman or his family, as appropriate, will be entitled to receive an amount equal to 50% of his base salary through entire term of the Agreement payable in one lump sum 30 days after the effective date of termination, continued health, disability and other insurance benefits through the first anniversary of the effective date of termination and all Other Benefits in accordance with the terms of the Other Benefit programs.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, which is filed as Exhibit 10.1 and is incorporated, herein, by reference.

Item 9.01.       Financial Statements and Exhibits.

(d)        Exhibits

Exhibit 10.1: Employment Agreement, dated October 25, 2010, between Associated Estates Realty Corporation and Martin A. Fishman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED ESTATES REALTY CORPORATION

October 25, 2010	/s/ Lou Fatica
(Date)	Lou Fatica, Vice President
Chief Financial Officer and Treasurer